Exhibit 10.1
FORM OF
MASTER AGREEMENT
BETWEEN
ALON USA ENERGY, INC.
AND
ALON BRANDS, INC.
Dated as of                      __, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
7.7 Entire Agreement	47
7.8 Assignment; No Third-Party Beneficiaries	48
7.9 Public Announcements	48
7.10 Amendment	48
7.11 Rules of Construction	48
7.12 Counterparts	48

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EXHIBITS

A	Form of Corporate Services Agreement

B	Form of Registration Rights Agreement

C	Form of Tax Matters Agreement

D	Form of Certificate of Incorporation

E	Form of Bylaws

SCHEDULES

Schedule 1.1(a)	Supply and Vendor Contracts

Schedule 1.1(d)	Brands Contracts

Schedule 2.1(b)	Delayed Transfer Assets

Schedule 2.2(a)(i)	Brands Assets

Schedule 2.2(b)(i)	Excluded Assets

Schedule 2.2(b)(ii)	Excluded Contracts

Schedule 2.3(a)(i)	Brands Liabilities

Schedule 2.3(b)(iv)	Excluded Liabilities

Schedule 2.4(b)(ii)	Continuing Agreements

Schedule 2.4(b)(iii)	Alon USA Guarantees

Schedule 5.4(a)	Statements in Prospectus Provided by Alon USA

Schedule 6.15(a)	Assumed Actions

Schedule 6.15(b)	Transferred Actions

Schedule 6.15(c)	Existing Actions

Schedule 6.15(f)	Specified Actions

MASTER AGREEMENT
     This MASTER AGREEMENT, dated as of                      __, 2011 (this “Agreement”), is made between Alon USA Energy, Inc., a Delaware corporation (“Alon USA”), and Alon Brands, Inc., a Delaware corporation and, as of the date hereof, an indirect subsidiary of Alon USA (“Brands”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
RECITALS
     A. The board of directors of Alon USA has determined that it is appropriate and desirable for Alon USA to separate the Brands Group from Alon USA;
     B. In connection with the separation of the Brands Group from Alon USA, Alon USA desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to Brands and certain of Brands’ Subsidiaries certain Assets and Liabilities associated with the Brands Business, including the stock or other equity interests of one or more of Alon USA’s Subsidiaries dedicated to the Brands Business;
     C. The boards of directors of Alon USA and Brands have further approved the sale by Brands of shares of its Common Stock in an underwritten public offering concurrently with the closing of the Separation;
     D. It is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the consummation of the Initial Public Offering, govern certain matters relating to the Separation, the Initial Public Offering and the relationship of Alon USA, Brands and their respective Groups; and
     E. The terms and conditions set forth herein have not resulted from arm’s-length negotiations between the parties because of the context of Alon USA’s and Brands’ parent — Subsidiary relationship, and accordingly, such terms and conditions may be in some respects differ from those that could be obtained from unaffiliated third parties.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

     “Action” means any claim, action, suit, proceeding or investigation, including any claim, action, suit, proceeding or investigation by or before any Governmental Authority.
     “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Closing Date, no member of the Brands Group shall be deemed an Affiliate of any member of the Alon USA Group for purposes of this Agreement and the Transaction Documents and no member of the Alon USA Group shall be deemed an Affiliate of any member of the Brands Group for purposes of this Agreement and the Transaction Documents. As used in this definition, “control” (and, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies, the power to appoint and remove a majority of the board of directors or similar governing body (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), of a Person.
     “Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
          (a) all interests in any capital stock, equity interests or capital or profit interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
          (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
          (c) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
          (d) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
          (e) all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;
          (f) all deposits, letters of credit and performance and surety bonds;
          (g) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

          (h) all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;
          (i) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;
          (j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (k) all prepaid expenses, trade accounts and other accounts and notes receivables;
          (l) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, chooses in action or similar rights, whether accrued or contingent;
          (m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
          (n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
          (o) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
          (p) all rights under interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
     “Brands Balance Sheet” means Brands’ unaudited consolidated statement of financial position as of September 30, 2009 included in the IPO Registration Statement.
     “Brands Business” means the businesses of the members of the Brands Group, including the branded wholesale motor fuel and retail convenience store businesses described in the IPO Registration Statement.
     “Brands Capital Stock” means all classes or series of capital stock of Brands, including the Common Stock and all options, warrants and other rights to acquire such capital stock.
     “Brands Contracts” means the following contracts and agreements to which Alon USA or any of its Subsidiaries is a party or by which Alon USA or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Alon USA or any member of the Alon USA Group pursuant to any provision of this Agreement or any Transaction Document:
          (a) any supply or vendor contracts or agreements listed or described on Schedule 1.1(a) (and the applicable licenses, leases, addendums and similar arrangements thereunder);
          (b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Brands Group;
          (c) any contract or agreement, including any joint venture agreement, that is used primarily or held for use primarily in the Brands Business;
          (d) the contracts, agreements and other documents listed or described on Schedule 1.1(d) (and the applicable licenses, leases, addendums and similar arrangements thereunder);
          (e) any guarantee, indemnity, representation, warranty or other obligation of any member of the Brands Group or the Alon USA Group in respect of (i) any other Brands Contract or Brands Asset, (ii) any Brands Liability or (iii) the Brands Business; and
          (f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents to be assigned to Brands or any member of the Brands Group in connection with the Separation.
     “Brands Group” means Brands, each Subsidiary of Brands immediately after the Closing and each other Person that is either controlled directly or indirectly by Brands immediately after the Closing; provided that, any Delayed Transfer Asset that is transferred to Brands at any time following the Closing shall, to the extent applicable, and from and after the Closing Date, be considered part of the Brands Group for all purposes of this Agreement.
     “Brands Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the Brands Group, collectively, as determined for purposes of its financial statements prepared in accordance with GAAP.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are not open for business. The scheduled occurrence of any event that would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
     “Alon USA Group” means Alon USA and each Person (other than a member of the Brands Group) that is an Affiliate of Alon USA immediately following the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock, $0.01 par value per share, of Brands.

     “Consents” means any consent, waiver or approval from, or notification requirement to, any third parties.
     “Delayed Transfer Assets” means any Brands Assets that are expressly provided in this Agreement or any Transaction Document to be transferred after the Closing Date.
     “Delayed Transfer Liabilities” means any Brands Liabilities that are expressly provided in this Agreement or any Transaction Document to be assumed after the Closing Date.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Firm Public Offering Shares” means the Common Stock sold in the Initial Public Offering, other than Common Stock sold as a result of exercise of the Over-Allotment Option by the Underwriters.
     “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamity, one or more acts of terrorism or failure of energy sources or distribution facilities.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.
     “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality, whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.
     “Group” means the Alon USA Group or the Brands Group, as the context requires.
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     “Initial Public Offering” means the initial public offering by Brands of the Common Stock.
     “Insurance Policies” means the insurance policies written by insurance carriers, including any self-insurance arrangements, pursuant to which Brands or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Closing Date.
     “Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
     “IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act pursuant to which the Common Stock to be sold by Brands in the Initial Public Offering will be registered, and all amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such registration statement.
     “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
     “Liabilities” means any debt, liability or obligation whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued, and whether due or to become due.
     “Loss” or “Losses” means any and all losses, damages, Liabilities, deficiencies, Actions, costs and expenses, including interest, diminution in value, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees.
     “Order” means any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent.
     “Over-Allotment Option” means the over-allotment option that may be exercised by the underwriters of the Initial Public Offering pursuant to the Underwriting Agreement relating to the Initial Public Offering.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
     “Prospectus” means the prospectus or prospectuses included in the IPO Registration Statement, as amended or supplemented by prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer (other than restrictions on transfer imposed by federal or state securities laws), or other encumbrance of any nature whatsoever.
     “Separation” means collectively, the transfer to Brands and the Brands Group, by contribution, assignment, assumption or otherwise, of the Brands Assets and the Brands Liabilities, all as more fully described in this Agreement and the Transaction Documents.
     “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
     “Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, premium, retaliatory and other taxes, withholdings, duties, levies, imposts, guarantee fund assessments and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, contract, agreement or otherwise.
     “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
     “Transactions” means, collectively, (a) the Separation, (b) the Initial Public Offering, and (c) all other transactions contemplated by this Agreement or any Transaction Document.
     “Trigger Date” means the first date on which members of the Alon USA Group cease to beneficially own more than fifty percent (50%) of the total voting power of the Common Stock.
     “Underwriters” means the managing underwriters for the Initial Public Offering.
     “Underwriting Agreement” means the Underwriting Agreement to be entered into by and among Brands and the Underwriters in connection with the offering of Brands Common Stock in the Initial Public Offering.

     1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
After-Tax Basis	5.6(c)
Agreement	Recitals
Alon USA	Preamble
Alon USA Annual Statements	4.1(b)(ii)
Alon USA Auditors	4.1(b)(ii)
Alon USA Confidential Information	6.2(b)
Alon USA Guarantees	2.4(b)(iii)
Alon USA Indemnified Parties	5.2
Alon USA Policies	6.9
Alon USA Public Filings	4.1(a)(xii)
Alon USA Transfer Documents	2.8
Annual Financial Statements	4.1(a)(v)
Assumed Actions	6.15(a)
Brands	Preamble
Brands Assets	2.2(a)
Brands Auditors	4.1(b)(i)
Brands Confidential Information	6.2(a)
Brands Indemnified Parties	5.3
Brands Liabilities	2.3(a)
Brands Public Documents	4.1(a)(viii)
Brands Transfer Documents	2.9(a)(iii)
Bylaws	3.3

Term	Section
Charter	3.3
Closing	3.1
Closing Date	3.1
Corporate Services Agreement	3.2(b)(i)
Employee Matters Agreement	3.2(b)(iv)
Existing Actions	6.11(c)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Indemnity Payment	5.6(a)
Privilege	4.9
Quarterly Financial Statements	4.1(a)(iv)
Registration Rights Agreement	3.2(b)(ii)
Representatives	6.2(a)
Tax Matters Agreement	3.2(b)(iii)
Third Party Claim	5.7(a)
Transaction Documents	3.2(b)
Transfer Documents	2.9(a)(iii)
Transferred Actions	6.15(b)

ARTICLE 2
THE SEPARATION
     2.1 Transfer of Brands Assets; Assumption of Brands Liabilities.
          (a) The Separation shall be effected in accordance with the provisions of this Agreement and the other Transfer Documents. Subject to Section 3.4, immediately prior to the Closing:
               (i) Alon USA shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to Brands or one or more of its Subsidiaries designated by Brands, and Brands or the applicable Subsidiary of Brands shall accept from Alon USA or the applicable Subsidiary of Alon USA, all of Alon USA’s and such Subsidiaries’ respective rights, titles and interests in and to all of the Brands Assets, other than the Delayed Transfer Assets, with such contributions, assignments, transfers and conveyances being subject to the terms and conditions of this Agreement and any applicable Transfer Documents; and
               (ii) Brands shall, or shall cause its Subsidiaries to, accept, assume and agree, on a several and not joint basis, to timely and fully perform, discharge and fulfill all the Brands Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Brands and each applicable Subsidiary of Brands shall be responsible for all Brands Liabilities assumed by it, regardless of when or where such Brands Liabilities arose or may arise, or whether the events or circumstances on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Brands Liabilities are asserted or determined (including any Brands Liabilities arising out of claims made by Alon USA’s or Brands’ respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Alon USA Group or the Brands Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iv), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Alon USA Group or the Brands Group, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. Such acceptance and assumption of, and agreements to perform, the Brands Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transfer Documents.
          (b) Each of the parties agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the applicable Transaction Documents or as otherwise set forth on Schedule 2.1(b). Notwithstanding the date on which any such Delayed Transfer Asset is actually contributed, assigned, conveyed and delivered, or the date on which any such Delayed Transfer Liability is actually accepted and assumed, such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, shall be deemed to have taken place on, and shall be effective as of, the Closing Date, and the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Transaction Documents as a Brands Asset or a Brands Liability, as the case may be, from and after the Closing Date.

          (c) If at any time or from time to time (whether prior to or after the Closing Date) any party hereto (or any member of such party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.
          (d) Brands hereby waives compliance by each member of the Alon USA Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Brands Assets to any member of the Brands Group.
     2.2 Brands Assets.
          (a) Subject to Section 2.2(b), for purposes of this Agreement, “Brands Assets” shall mean (without duplication):
               (i) the Assets listed or described on Schedule 2.2(a)(i) and all other Assets that are expressly contemplated by this Agreement or any Transaction Document to be transferred by Alon USA and other members of the Alon USA Group to Brands or another designated member of the Brands Group;
               (ii) all Brands Contracts;
               (iii) subject to Section 6.3, any rights of any member of the Brands Group under any of the Insurance Policies, including any rights thereunder arising after the Closing Date in respect of any Insurance Policies;
               (iv) all Assets reflected in the Brands Balance Sheet, other than any dispositions of such Assets subsequent to the date of the Brands Balance Sheet; and
               (v) any and all Assets owned or held immediately prior to the Closing Date by Alon USA or any of its Subsidiaries that are used exclusively in the Brands Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Brands Asset.
          (b) Notwithstanding the foregoing, the Brands Assets shall not in any event include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” shall mean Assets not used primarily in the Brands Business, including:
               (i) the Assets listed or described on Schedule 2.2(b)(i);
               (ii) the contracts and agreements listed or described on Schedule 2.2(b)(ii); and

               (iii) any and all Assets that are expressly contemplated by this Agreement or any Transaction Document to be retained by Alon USA or any other member of the Alon USA Group.
     2.3 Brands Liabilities.
          (a) Subject to Section 2.3(b), for purposes of this Agreement, “Brands Liabilities” shall mean (without duplication):
               (i) the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly contemplated by this Agreement or any Transaction Document to be assumed by Brands or any other member of the Brands Group, and all Liabilities of Brands or any other member of the Brands Group under this Agreement or any of the Transaction Documents;
               (ii) all Liabilities, including any employee-related Liabilities, relating to, arising out of or resulting from:
                    (A) the operation of the Brands Business, as conducted at any time before, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any alleged or actual act or failure to act by any director, officer, employee, agent or representative (whether or not such alleged or actual act or failure to act is or was within such Person’s authority));
                    (B) the operation of any business conducted by any member of the Brands Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
                    (C) any Brands Assets (including any Brands Contracts and any real property and leasehold interests), in any such case whether arising before, on or after the Closing Date;
               (iii) all Liabilities reflected in the Brands Balance Sheet;
               (iv) all Liabilities relating to, arising out of or resulting from Assumed Actions and Existing Actions, as further provided in Section 6.15;
               (v) all Liabilities relating to, arising out of or resulting from any and all other Actions initiated on or after the Closing Date that arise out of or relate to the operation of the Brands Business or the ownership or use of the Brands Assets, in each case whether such Action arises before, on or after the Closing Date, including any such Action in which relief is sought against Alon USA or any member of the Alon USA Group or Alon USA or any member of the Alon USA Group is the subject of any investigation or inquiry or is otherwise involved; and

               (vi) all Liabilities relating to, arising out of or resulting from claims made by Alon USA’s or Brands’ respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Alon USA Group or the Brands Group with respect to the Brands Business.
          (b) Notwithstanding the foregoing, the Brands Liabilities shall not in any event include the Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
               (i) all Liabilities relating to, arising out of or resulting from the operation of the branded wholesale business of the Brands Business to the extent such Liability arose during, accrued during, or was attributable to, any period prior to the Closing;
               (ii) any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by Alon USA or any other member of the Alon USA Group (in each case other than Delayed Transfer Liabilities), and all Liabilities of any member of the Alon USA Group under this Agreement or any of the Transaction Documents;
               (iii) any and all Liabilities of a member of the Alon USA Group relating solely to, arising solely out of or resulting solely from any Excluded Assets;
               (iv) the Liabilities listed or described on Schedule 2.3(b)(iv); and
               (v) any and all Liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the Alon USA Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Brands Group).
     2.4 Termination of Agreements.
          (a) Except as set forth in Section 2.4(b), Brands and each member of the Brands Group, on the one hand, and Alon USA and each member of the Alon USA Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Brands or any member of the Brands Group, on the one hand, and Alon USA or any member of the Alon USA Group, on the other hand, effective as of the Closing Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
          (b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
               (i) this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction

Document to be entered into or continued by either of the parties or any of the members of their respective Groups);
               (ii) the agreements, arrangements, commitments and understandings listed or described on Schedule 2.4(b)(ii);
               (iii) any guarantees, indemnification obligations, surety bonds and other credit support agreements, arrangements, commitments or understandings (the “Alon USA Guarantees”);
               (iv) any agreements, arrangements, commitments or understandings to which any Person other than the parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Brands Assets or Brands Liabilities, they shall be allocated pursuant to Section 2.1); and
               (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document expressly contemplates will survive the Closing Date.
     2.5 Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities.
          (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither Alon USA nor Brands shall be obligated to contribute capital in any form to any entity, incur material liabilities, undertake material obligations, or agree to material limitation or other onerous conditions in order to obtain such Governmental Approvals and Consents.
          (b) If and to the extent that the valid, complete and perfected contribution, assignment or other transfer to the Brands Group of any Brands Assets or the acceptance and assumption by the Brands Group of any Brands Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval in connection with the Separation or the Initial Public Offering, then, unless the parties mutually shall otherwise determine, the contributions, assignment or other transfer to the Brands Group of such Brands Assets or the acceptance and assumption by the Brands Group of such Brands Liabilities shall be automatically deemed deferred and any such purported contribution, transfer, assignment, acceptance or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained. If and when the Consents and Governmental Approvals are obtained, the contribution, assignment, transfer, acceptance and assumption, as applicable, of the applicable Brands Asset or Brands Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document. Any such Liability shall be deemed a Delayed Transfer Liability. Any such Asset shall be deemed a Delayed Transfer Asset and, notwithstanding the foregoing, a Brands Asset for purposes of determining whether any Liability is a Brands Liability.

          (c) If any contribution, assignment or transfer of any Brands Asset intended to be contributed, assigned or transferred hereunder, or any assumption of any Brands Liability intended to be assumed by the Brands Group hereunder is not consummated on the Closing Date for any reason, then, insofar as reasonably possible, (i) the member of the Alon USA Group retaining such Brands Asset shall thereafter hold such Brands Asset for the use and benefit of the member of the Brands Group entitled thereto (at the risk and expense of the member of the Brands Group entitled thereto) and (ii) Brands shall, or shall cause the applicable member of the Brands Group to, pay or reimburse and indemnify the member of the Alon USA Group retaining such Brands Liability for all amounts paid or Losses incurred in connection with such Brands Liability. In addition, the member of the Alon USA Group retaining such Brands Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by (and at the expense of) the Brands Group member to whom such Brands Asset is to be transferred in order to place such Brands Group member in the same position as if such Brands Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Brands Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Brands Asset, inures to such Brands Group member from and after the Closing Date to the Brands Group.
          (d) The Person retaining an Asset or Liability due to the deferral of the contribution, assignment or transfer of such Asset or the deferral of the acceptance and assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Asset or the Person intended to be subject to the Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to the Brands Liability.
     2.6 Novation of Brands Contracts.
          (a) Each of Alon USA and Brands, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all Liabilities under Brands Contracts, or to obtain in writing the unconditional release of all parties to such Brands Contracts (other than any member of the Brands Group), so that, in any such case, Brands and the other members of the Brands Group will be solely responsible for such Liabilities; provided, however, that neither the Alon USA Group nor the Brands Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.
          (b) If Alon USA or Brands is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release, the applicable member of the Alon USA Group shall continue to be bound by such Brands Contract and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Alon USA Group, Brands shall, or shall cause a member of the Brands Group to, pay, perform and discharge fully all the obligations or other Liabilities of members of the Alon USA Group thereunder that constitute Brands Liabilities from and after the Closing Date. Brands shall indemnify and hold harmless against any Losses arising in connection therewith; provided that, Brands shall have no obligation to indemnify any Alon USA Indemnified Party with respect to any matter to the extent that such Alon USA Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Alon USA shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Brands, all money, rights and other consideration received by it or any member of the Alon USA Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent, substitution, amendment or release shall be obtained or such Brands Contract shall otherwise become assignable or novated, Alon USA shall thereafter assign and transfer, or cause to be assigned and transferred, all rights and obligations of any member of the Alon USA Group thereunder and any other Brands Liabilities thereunder to Brands or a designated member of the Brands Group, without payment of further consideration, and Brands, or a designated member of the Brands Group, shall, without the payment of any further consideration, accept and assume such rights, obligations and Brands Liabilities. 1
     2.7 Novation of Liabilities other than Brands Liabilities.
          (a) Each of Alon USA and Brands, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution, or amendment required to novate or assign all Liabilities under contracts and agreements for which a member of the Alon USA Group and a member of the Brands Group are together jointly or severally liable and that do not constitute Brands Contracts, or to obtain in writing the unconditional release of all parties to such contracts and agreements other than any member of the Alon USA Group, so that, in any such case, the members of the Alon USA Group will be solely responsible for such Liabilities; provided, however, that neither the Alon USA Group nor the Brands Group shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested.
          (b) If Alon USA or Brands is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release, the applicable member of the Brands Group shall continue to be bound by such contract or agreement and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Brands Group, Alon USA shall, or shall cause a member of the Alon USA Group to, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Brands Group thereunder from and after the Closing Date. Alon USA shall indemnify and hold harmless each Brands Indemnified Party against any Losses (other than Brands Liabilities) arising in connection therewith; provided that, Alon USA shall have no obligation to indemnify any Brands Indemnified Party with respect to any matter to the extent that such Brands Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Brands shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Alon USA or to another member of the Alon USA Group specified by Alon USA, all money, rights and other consideration received by it or any member of the Brands Group in respect of such performance (unless any such consideration is a Brands Asset). If and when any such Consent, substitution, amendment or release shall be obtained or such contract or agreement shall otherwise become assignable or novated, Brands shall promptly assign and transfer, or cause to

[1]	Note: Open issue as to transfer of distributor agreements.

be assigned and transferred, all rights, obligations and other Liabilities thereunder of any member of the Brands Group to Alon USA or to another member of the Alon USA Group specified by Alon USA, without payment of any further consideration and Alon USA, or another member of the Alon USA Group, without the payment of any further consideration shall accept and assume such rights, obligations and Liabilities.
     2.8 Transfers of Assets and Assumption of Liabilities. In furtherance of the contribution, assignment, transfer, conveyance and delivery of Brands Assets and the acceptance and assumption of Brands Liabilities, on the Closing Date, (a) Alon USA shall execute and deliver, and shall cause the other members of the Alon USA Group to execute and deliver, such stock powers, merger certificates, bills of sale, certificates of title, assignments of contracts and other instruments of contribution, assignment, transfer and conveyance as and to the extent necessary to evidence the assignment, transfer and conveyance of all of the Alon USA Group’s right, title and interest in and to the Brands Assets to the Brands Group, with such assignments, transfers and conveyances being subject to the terms and conditions of this Agreement and any applicable Transfer Documents, and (b) Brands shall execute and deliver, and shall cause the other members of the Brands Group to execute and deliver, such instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Brands Liabilities by the Brands Group. Such acceptance and assumption of, and agreements to perform, the Brands Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transfer Documents. All of the foregoing documents contemplated by this Section 2.8 shall be referred to collectively herein as the “Alon USA Transfer Documents.”
     2.9 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH OF ALON USA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ALON USA GROUP) AND BRANDS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BRANDS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, ASSIGNED, TRANSFERRED, ACCEPTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OR ENCUMBRANCES OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, TRANSFER, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING CONTRIBUTED, ASSIGNED AND TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE

RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ENCUMBRANCE, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR ORDER ARE NOT COMPLIED WITH.
ARTICLE 3
INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE
     3.1 Time and Place of Closing. Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at such place as Alon USA and Brands mutually agree and on the date on which (and after) the Underwriting Agreement is executed and delivered by each of the parties thereto or at such other time as Alon USA and Brands may mutually agree (the day on which the Closing takes place being the “Closing Date”).
     3.2 Closing Transactions. In each case subject to Section 3.4, after execution and delivery of the Underwriting Agreement by all parties thereto, at the Closing:
          (a) The Separation shall be effected in accordance with this Agreement and the applicable Transfer Documents.
          (b) The appropriate parties shall enter into, and (as necessary) shall cause the respective members of their Group to enter into, the agreements set forth below (collectively with the Transfer Documents, the “Transaction Documents”):
               (i) the Corporate Services Agreement in the form attached as Exhibit A (the “Corporate Services Agreement”);
               (ii) the Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”); and
               (iii) the Tax Matters Agreement in the form attached as Exhibit C (the “Tax Matters Agreement”).2
     3.3 Certificate of Incorporation and Bylaws. At or prior to the Closing, Alon USA and Brands shall each take all necessary actions that may be required to provide for the adoption by Brands of the Certificate of Incorporation of Brands in the form attached hereto as Exhibit F (the “Charter”), and the Bylaws of Brands in the form attached hereto as Exhibit G (the “Bylaws”). The Charter and Bylaws shall be in full force and effect as of the Closing Date.
     3.4 Rescission. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IF DELIVERY OF THE FIRM PUBLIC OFFERING SHARES TO THE UNDERWRITERS AGAINST PAYMENT THEREFOR IS NOT

[2]	Is this still required?

COMPLETE WITHIN FOUR (4) BUSINESS DAYS AFTER THE CLOSING DATE, ALL TRANSACTIONS THERETOFORE COMPLETED UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS SHALL IMMEDIATELY BE RESCINDED IN ALL RESPECTS AND THIS AGREEMENT AND ALL OF THE TRANSACTION DOCUMENTS SHALL TERMINATE AND ALL ASSETS TRANSFERRED PURSUANT TO THE TRANSACTION DOCUMENTS SHALL BE RETURNED TO THE ENTITIES THAT TRANSFERRED SUCH ASSETS, AND ALL ASSUMPTIONS OF LIABILITIES HEREUNDER AND THEREUNDER SHALL BE RESCINDED AND NULLIFIED.
ARTICLE 4
FINANCIAL AND OTHER INFORMATION
     4.1 Financial and Other Information.
          (a) Financial Information. Brands agrees that, for so long as Alon USA is required to either consolidate the results of operations and financial position of Brands and the other members of the Brands Group with the results of operations and financial position of Alon USA, or to account for its investment in Brands under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements):
               (i) Disclosure of Financial Controls. Brands will, and will cause each other member of the Brands Group to, maintain, as of and after the Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; Brands will cause its management to evaluate Brands’ disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; Brands will disclose in its periodic reports filed with the SEC information concerning Brands management’s responsibilities for and evaluation of Brands’ disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of Brands’ independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Laws and SEC rules; Brands will cause each of its principal executive and principal financial officers to sign and deliver certifications regarding Brands’ periodic reports and will include the certifications as exhibits to Brands’ periodic reports, as and when required by Law, including pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; and, without limiting the general application of the foregoing, Brands will, and will cause each other member of the Brands Group to, maintain as of and after the Closing Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Brands Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Brands Group are authorized at the appropriate level within Brands, and (D) unauthorized use or disposition of the assets of any member of the Brands Group that could have material effect on the financial statements of the Brands Group is prevented or detected in a timely manner.

               (ii) Fiscal Year. Brands will, and will cause each member of the Brands Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar day as Alon USA’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Alon USA’s monthly accounting periods commence and end.
               (iii) Monthly Financial Reports. No later than ten (10) Business Days after the end of the first three monthly accounting periods of Brands following the Closing Date, Brands will deliver to Alon USA a consolidated income statement and balance sheet for Brands for such period and an income statement and balance sheet for each Brands Affiliate that is consolidated with Brands in such format and detail as Alon USA may request, and no later than twelve (12) Business Days after the end of each of the first three (3) monthly accounting periods of Brands following the Closing Date, Brands will deliver to Alon USA a consolidated statement of cash flow for Brands for such period and statement of cash flow for each Brands Affiliate that is consolidated with Brands, as the case may be, in such format and detail as Alon USA may request. No later than five (5) Business Days after the end of each monthly accounting period of Brands thereafter (including the last monthly accounting period of Brands of each fiscal year), Brands will deliver to Alon USA a consolidated income statement, balance sheet and statement of cash flow for Brands for such period and an income statement, balance sheet and statement of cash flow for each Brands Affiliate that is consolidated with Brands, as the case may be, in such format and detail as Alon USA may request.
               (iv) Quarterly Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Brands is required to file a Form 10-Q or other document containing Quarterly Financial Statements with the SEC for each of the first three (3) fiscal quarters in each fiscal year of Brands, and (y) five (5) Business Days prior to the date on which Alon USA has notified Brands that Alon USA intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, Brands will deliver to Alon USA drafts of (A) the consolidated financial statements of the Brands Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Brands the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by Brands’ management of the Brands Group’s financial condition and results of operations for such fiscal period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Brands will deliver such information at such earlier time upon Alon USA’s written request with thirty (30) days’ notice resulting from Alon USA’s determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (1) three (3) Business Days prior to the date Brands publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available, and (2) three (3) Business Days prior to the date on which Alon USA has notified Brands that Alon USA intends to file its quarterly financial statements with the SEC, Brands will deliver to Alon USA the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Brands in the forms required under SEC rules for periodic reports; provided, however, that Brands may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Brands to Alon USA as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Alon USA’s and Brands’ financial Representatives will actively consult with each other regarding any changes (whether or not substantive) that Brands may consider making to the Quarterly Financial Statements and related disclosures during the two (2) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Alon USA’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, Alon USA’s ownership interest in Brands or the Separation will be filed with the SEC or otherwise made public by any Brands Group member without the prior written consent of Alon USA. Notwithstanding anything to the contrary in this Section 4.1(a)(iv), Brands will file the Quarterly Financial Statements with the SEC on the same date and at substantially the same time that Alon USA files its quarterly financial statements with the SEC unless otherwise required by applicable law.
               (v) Annual Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Brands is required to file a Form 10-K or other document containing its Annual Financial Statements with the SEC, and (y) ten (10) Business Days prior to the date on which Alon USA has notified Brands that Alon USA intends to file its Form 10-K or other document containing annual financial statements with the SEC, Brands will deliver to Alon USA (A) drafts of the consolidated financial statements of the Brands Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (B) a discussion and analysis by Brands’ management of the Brands Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” Brands will deliver to Alon USA all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five (5) Business Days prior to the date Brands publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available, and (2) five (5) Business Days prior to the date on which Alon USA has notified Brands that Alon USA intends to file its annual financial statements with the SEC, Brands will deliver to Alon USA the final form of the Brands Annual Financial Statements and certifications thereof by the principal executive and financial officers of Brands in the forms required under SEC rules for periodic reports; provided, however, that Brands may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Brands to Alon USA as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Alon USA and Brands financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Brands may consider making to the Annual Financial Statements and related disclosures during the three (3) Business

Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Alon USA’s financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, Alon USA’s ownership interest in Brands or the Separation will be filed with the SEC or otherwise made public by any Brands Group member without the prior written consent of Alon USA, except to the extent required by applicable law. In any event, Brands will deliver to Alon USA, no later than three (3) Business Days prior to the date on which Alon USA has notified Brands that Alon USA intends to file its annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by Brands’ independent certified public accountants. Notwithstanding anything to the contrary in this Section 4.1(a)(v), Brands will file the Annual Financial Statements with the SEC on the same date and at substantially the same time that Alon USA files its annual financial statements with the SEC unless otherwise required by applicable law.
               (vi) Affiliate Financial Statements. Brands will deliver to Alon USA all Quarterly Financial Statements and Annual Financial Statements of each Brands Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Brands required to be delivered to Alon USA pursuant to this Section 4.1.
               (vii) Consistency with Alon USA Financial Presentation. All information provided by any Brands Group member to Alon USA or filed with the SEC pursuant to Sections 4.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with Alon USA’s policies with respect to the application of GAAP and practices in effect on the Closing Date with respect to the provision of such financial information by such Brands Group member to Alon USA (and, where appropriate, as presently presented in financial reports to Alon USA’s board of directors), with such changes therein as may be requested by Alon USA from time to time consistent with changes in such accounting principles and practices.
               (viii) Brands Reports Generally. Each Brands Group member that files information with the SEC will deliver to Alon USA: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Brands Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Brands Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) above are referred to as the “Brands Public Documents”); and (B) as soon as practicable, but in no event later than four (4) Business Days (other than with respect to Current Reports on Form 8-K) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Brands Public Documents and, with respect to Current Reports on Form 8-K, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Current Reports on Form 8-K and as soon as practicable, but in no event less than two (2) hours in the case of unplanned Current Reports on

Form 8-K; provided, however, that Brands may continue to revise such Brands Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Brands to Alon USA as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Alon USA and Brands financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Brands may consider making to any of its Brands Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Alon USA’s financial statements or related disclosures. In addition to the foregoing, no Brands Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to, Alon USA’s ownership interest in Brands or the Separation will be filed with the SEC or otherwise made public by any Brands Group member without the prior written consent of Alon USA, except as required by applicable law.
               (ix) Budgets and Financial Projections. Brands will, as promptly as practicable, deliver to Alon USA copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Alon USA) relating to the Brands Group on a consolidated basis and will provide Alon USA an opportunity to meet with management of Brands to discuss such budgets and projections.
               (x) Other Information. With reasonable promptness, Brands will deliver to Alon USA such additional financial and other information and data with respect to the Brands Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Alon USA.
               (xi) Press Releases and Similar Information. Brands will consult with Alon USA as to the timing of Brands’ annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give Alon USA the opportunity to review the information therein and to comment thereon. Brands will use commercially reasonable efforts to issue its annual and quarterly earnings releases at approximately the same time on the same date as Alon USA issues its annual and quarterly earnings releases. No later than eight (8) hours prior to the time and date that Brands intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Brands will deliver to Alon USA copies of substantially final drafts of all press releases and other statements to be made available by any member of the Brands Group to employees of any member of the Brands Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Brands Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, Brands will consult with Alon USA regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Brands will deliver to Alon USA copies of final drafts of all press releases and other public statements.
               (xii) Cooperation on Alon USA Filings. Brands will cooperate fully, and will cause Brands Auditors to cooperate fully, with Alon USA to the extent requested by Alon USA in the preparation of Alon USA’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any

Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Alon USA with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Alon USA Public Filings”). Brands agrees to provide to Alon USA all information that Alon USA reasonably requests in connection with any Alon USA Public Filings or that, in the judgment of Alon USA’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Brands will provide such information in a timely manner on the dates requested by Alon USA (which may be earlier than the dates on which Brands otherwise would be required hereunder to have such information available) to enable Alon USA to prepare, print and release all Alon USA Public Filings on such dates as Alon USA will determine but in no event later than as required by applicable law. Brands will use commercially reasonable efforts to cause Brands Auditors to consent to any reference to them as experts in any Alon USA Public Filings required under any law, rule or regulation. If and to the extent requested by Alon USA, Brands will diligently and promptly review all drafts of such Alon USA Public Filings and prepare in a diligent and timely fashion any portion of such Alon USA Public Filing pertaining to Brands. Prior to any printing or public release of any Alon USA Public Filing, an appropriate executive officer of Brands will, if requested by Alon USA, certify that the information relating to any Brands Group member or the Brands Business in such Alon USA Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, Brands will not publicly release any financial or other information which conflicts with the information with respect to any Brands Group member or the Brands Business that is included in any Alon USA Public Filing without Alon USA’s prior written consent. Prior to the release or filing thereof, Alon USA will provide Brands with a draft of any portion of a Alon USA Public Filing containing information relating to the Brands Group and will give Brands an opportunity to review such information and comment thereon; provided that, Alon USA will determine in its sole and absolute discretion the final form and content of all Alon USA Public Filings.
          (b) Auditors and Audits; Annual Statements and Accounting. Brands agrees that, for so long as Alon USA is required to either consolidate the results of operations and financial position of Brands and any members of the Brands Group, or to account for its investment in Brands under the equity method of accounting (in accordance with GAAP and consistent with SEC reporting requirements):
               (i) Selection of Brands Auditors. Unless Alon USA otherwise consents in writing, Brands shall only retain accounting firms that are registered with the Public Company Accounting Oversight Board (United States) and are independent as determined within the meaning set forth in Article 2 of Regulation S-X to serve as its (and the Brands Group’s) independent certified public accountants (“Brands Auditors”).
               (ii) Audit Timing. Brands will use commercially reasonable efforts to enable Brands Auditors to complete their audit such that they will be able to date their opinion on the Annual Financial Statements no later than the date on which Alon USA’s independent certified public accountants (“Alon USA Auditors”) date their opinion on Alon USA’s audited annual financial statements (the “Alon USA Annual Statements”), and to enable Alon USA to meet its schedule for the printing, filing and public dissemination of the Alon USA Annual Statements, all in accordance with Section 4.1(a) hereof and as required by applicable law.

               (iii) Information Needed by Alon USA. Brands will provide to Alon USA on a timely basis all information that Alon USA reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Alon USA Annual Statements in accordance with Section 4.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, Brands will provide all required financial information with respect to the Brands Group to Brands Auditors in a sufficient and reasonable time and in sufficient detail to permit Brands Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Alon USA Auditors with respect to information to be included or contained in the Alon USA Annual Statements.
               (iv) Access to Brands Auditors. At the request of Alon USA, Brands will authorize Brands Auditors to make available to Alon USA Auditors the personnel who performed, or are performing, the annual audit of Brands as well as the work papers related to the annual audit of Brands, in all cases within a reasonable time prior to the date of the Brands Auditors’ opinion on the Annual Financial Statements, so that Alon USA Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Brands Auditors as it relates to Alon USA Auditors’ report on the Alon USA Annual Statements, all within sufficient time to enable Alon USA to meet its schedule for the preparation, printing, filing and public dissemination of the Alon USA Annual Statements.
               (v) Access to Records. If Alon USA determines in good faith that there may be any inaccuracy in an Brands Group member’s financial statements or deficiency in a Brands Group member’s internal accounting controls or operations that could materially affect Alon USA’s financial statements, at Alon USA’s request, Brands will provide Alon USA’s internal auditors with access to the Brands Group’s books and records so that Alon USA may conduct reasonable audits relating to the financial statements provided by Brands under this Agreement as well as to the internal accounting controls and operations of the Brands Group.
               (vi) Notice of Changes. Subject to Section 4.1(a)(vii), Brands will give Alon USA as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Brands’ accounting estimates or accounting principles from those in effect on the Closing Date. Brands will consult with Alon USA and, if requested by Alon USA, Brands will consult with Alon USA Auditors with respect thereto. Brands will not make any such determination or changes without Alon USA’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Brands’ or Alon USA’s financial statements as filed with the SEC or otherwise publicly disclosed therein.
               (vii) Accounting Changes Requested by Alon USA. Notwithstanding Section 4(a)(vi), Brands will make any changes in its accounting estimates or accounting principles that are requested by Alon USA in order for Brands’ accounting practices and principles to be consistent with those of Alon USA; provided such requested changes are consistent with GAAP and SEC reporting requirements.
               (viii) Special Reports of Deficiencies or Violations. Brands will report in reasonable detail to Alon USA the following events or circumstances promptly after any executive officer of Brands or any member of the Brands board of directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Brands’ ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Brands’ internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any Brands Group member has formally made to any officers or directors of Brands pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
     4.2 Agreement for Exchange of Information; Archives.
               (a) Each of Alon USA and Brands, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding (except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group) or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
               (b) After the Closing Date, Brands shall have access during regular business hours (as in effect from time to time) to the documents and objects that relate to the Brands Business that are maintained by any member of the Alon USA Group. Brands may obtain copies (but not originals unless it is a Brands Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, Brands shall cause any such objects to be returned promptly in the same condition in which they were delivered to Brands, and Brands shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Alon USA. Nothing herein shall be deemed to restrict the access of any member of the Alon USA Group to any such documents or objects or to impose any liability on any member of the Alon USA Group if any such documents or objects are not maintained or preserved by Alon USA.
               (c) After the Closing Date, Alon USA shall have access during regular business hours (as in effect from time to time) to the documents and objects that relate to the businesses of any member of the Alon USA Group that are retained or maintained by any member of the Brands Group. Alon USA may obtain copies (but not originals unless it is not a Brands Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, Alon USA shall cause any such objects to be returned promptly in the same condition in which they were delivered to Alon USA, and Alon USA shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Brands. Nothing herein shall be deemed to restrict the access of any member of the Brands Group to any such documents or objects or to impose any liability on any member of the Brands Group if any such documents or objects are not maintained or preserved by Brands.
     4.3 Ownership of Information. Any Information owned by a member of a Group that is provided to a requesting party pursuant to Section 4.2 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     4.4 Compensation for Providing Information. The party requesting Information agrees to reimburse the party providing Information for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, the Transaction Documents or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     4.5 Record Retention. To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement and the Transaction Documents, after the Closing Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of Alon USA as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, however, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
     4.6 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.5.

     4.7 Other Agreements Providing for Exchange of Information.
          (a) The rights and obligations of the parties under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
          (b) When any Information provided by one Group to the other Group (other than Information provided pursuant to Section 4.5) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     4.8 Production of Witnesses; Records; Cooperation.
          (a) After the Closing Date, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.
          (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
          (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.
          (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.
          (e) The obligation of the parties to provide witnesses pursuant to this Section 4.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.8(a)).
          (f) In connection with any matter contemplated by this Section 4.8, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
     4.9 Privilege. The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”). Following the Closing Date, neither Brands or its Subsidiaries nor Alon USA or its Subsidiaries will be required to provide any information pursuant to this Article IV if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE 5
RELEASE; INDEMNIFICATION
     5.1 Release of Pre-Closing Claims.
          (a) Except (i) as provided in Section 5.1(c), (ii) as may provided in any Transaction Document, and (iii) for any matter for which a Brands Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.3, 5.4 or 5.5, effective as of the Closing Date, Brands, for itself and each other member of the Brands Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the Brands Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Alon USA and the other members of the Alon USA Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were stockholders, directors, officers, agents or employees of any member of the Alon USA Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial

Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
          (b) Except (i) as provided in Section 5.1(c), (ii) as may be provided in any Transaction Document, and (iii) for any matter for which an Alon USA Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.2, 5.4 or 5.5, effective as of the Closing Date, Alon USA, for itself and each other member of the Alon USA Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the Alon USA Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Brands and the other members of the Brands Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were stockholders, directors, officers, agents or employees of any member of the Brands Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
          (c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any Transaction Document or any agreements, arrangements, commitments or understandings to continue in effect after the Closing Date in accordance with Section 2.4(b), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release or discharge any Person from:
               (i) any Liability provided in or resulting from any agreement among any members of the Alon USA Group or the Brands Group that is to continue in effect after the Closing Date in accordance with Section 2.4(b), or any other Liability specified in such Section 2.4(b) not to terminate as of the Closing Date;
               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of such Group under, this Agreement or any Transaction Document;
               (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;
               (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or

               (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Transaction Documents.
     In addition, nothing contained in Section 5.1(a) shall release Alon USA from any obligation to indemnify any director, officer or employee of Brands who was a director, officer or employee of Alon USA or any of its Affiliates on or prior to the Closing Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
          (d) Brands shall not make, and shall not permit any member of the Brands Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Alon USA or any member of the Alon USA Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Alon USA shall not, and shall not permit any member of the Alon USA Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Brands or any member of the Brands Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
          (e) It is the intent of each of Alon USA and Brands, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, whether known or unknown, between or among Brands or any member of the Brands Group, on the one hand, and Alon USA or any member of the Alon USA Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Sections 5.1 (a), (b) and (c). At any time, at the request of any other party, each party shall cause each member of its respective Group and each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver further releases reflecting the provisions hereof.
     5.2 General Indemnification by Brands. Except as provided in Section 5.5, Brands shall, and shall cause the other members of the Brands Group to, jointly and severally, indemnify, defend and hold harmless on an After-Tax Basis each member of the Alon USA Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Alon USA Indemnified Parties”), from and against any and all Losses incurred, suffered or experience by the Alon USA Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the failure of Brands or any other member of the Brands Group or any other Person to fully and timely pay, perform and discharge any Brands Liabilities or Brands Contract, whether prior to or after the Closing Date;

          (b) any Brands Liability or any Brands Contract;
          (c) the Alon USA Guarantees and, except to the extent it relates to an Excluded Liability, any other guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Alon USA Group for the benefit of any member of the Brands Group that survives the Closing;
          (d) any failure by any member of the Brands Group to take or forebear from taking, respectively, and action contemplated by this Agreement or any of the Transaction Documents to be taken or foreborne from by such member or any failure by any such member to comply with any provision of this Agreement or any of the Transaction Documents contemplated to be complied with by such member; and
          (e) any untrue statement or alleged untrue statement of a material fact contained in any Alon USA Public Filing or any other document filed with the SEC by any member of the Alon USA Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Alon USA Group by any member of the Brands Group or incorporated by reference by any member of the Alon USA Group from any filings made by any member of the Brands Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.3 General Indemnification by Alon USA. Except as provided in Section 5.5, Alon USA shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Brands Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Brands Indemnified Parties”), from and against any and all Losses incurred, suffered or experience by the Brands Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the failure of any member of the Alon USA Group or any other Person to fully and timely pay, perform and discharge any Liabilities of the Alon USA Group other than the Brands Liabilities, whether prior to or after the Closing Date;
          (b) any Excluded Liability or any Liability of a member of the Alon USA Group other than the Brands Liabilities;
          (c) any failure by any member of the Alon USA Group to take or forebear from taking, respectively, any action contemplated by this Agreement or any of the Transaction Documents to be taken or foreborne from by such member or any failure by any such member to comply with any provision of this Agreement or any of the Transaction Documents contemplated to be complied with by such member; and

          (d) any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Brands Group pursuant to the Securities Act or the Exchange Act other than the IPO Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Brands Group by any member of the Alon USA Group or incorporated by reference by any member of the Brands Group from any Alon USA Public Filings or any other document filed with the SEC by any member of the Alon USA Group pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.4 Registration Statement Indemnification.
          (a) Brands shall indemnify and hold harmless on an After-Tax Basis the Alon USA Indemnified Parties and each Person, if any, who controls any member of the Alon USA Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such Losses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information provided by a member of the Alon USA Group expressly for use in the IPO Registration Statement or Prospectus or information relating to any underwriter furnished to Brands by or on behalf of such underwriter expressly for use in the IPO Registration Statement or Prospectus, all of such statements that have been furnished by the Alon USA Group being set forth on Schedule 5.4(a) hereto.
          (b) Alon USA shall indemnify and hold harmless on an After-Tax Basis Brands and its Subsidiaries and any of their respective directors or officers who sign the IPO Registration Statement, and any person who controls Brands within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such Losses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission with respect to information provided by an Alon USA Group member expressly for use in the IPO Registration Statement or Prospectus, all of such statements that have been furnished by the Alon USA Group being set forth on Schedule 5.4(a) hereto.
     5.5 Contribution.
          (a) If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an Indemnified Party under Section 5.2(e),

Section 5.3(d) or Section 5.4 in respect of any Losses referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For purposes of this Section 5.5(a), the information set forth in the IPO Registration Statement that is described on Schedule 5.4(a) shall be the only “information supplied by” any member of the Alon USA Group.
          (b) The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.5(a). The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in Section 5.5(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. Notwithstanding the provisions of this Section 5.5, Alon USA shall not be required to contribute any amount that, together with the amount of any damages that Alon USA has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, exceeds the benefits received solely by Alon USA from the Initial Public Offering (excluding benefits received by the Company and all other parties). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on an After-Tax Basis.
          (a) Any Loss subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Loss and will be determined on an After-Tax Basis. Accordingly, the amount which any Person is required to pay pursuant to this Article V (an “Indemnifying Party”) to any Person entitled to indemnification or contribution pursuant to this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Loss. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The

Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article V; provided that, the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
          (c) The term “After-Tax Basis” as used in this Article V means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses will be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining or paying such Losses, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Losses, in each case without taking into account any impact on the tax basis that an Indemnified Party has in its assets.
     5.7 Procedures for Indemnification of Third Party Claims.
          (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Alon USA Group or the Brands Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2, Section 5.3 or Section 5.4, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.7(a) shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
          (b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of such Third Party Claim so requires), an Indemnifying Party electing to defend a Third Party Claim shall notify the Indemnified Party of its election to assume responsibility for defending such Third Party Claim and shall acknowledge and agree in writing that if such Third Party Claim is adversely determined, such Indemnifying Party will have the obligation to indemnify the Indemnified Party in respect of all Losses relating to, arising out of or resulting from such Third Party Claim and that such Indemnifying Party irrevocably waives in full all defenses it may have to contest such obligation. After such notice and acknowledgment from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.

          (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.7(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.
          (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party or (ii) such settlement does not include a full, complete and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.
     5.8 Additional Matters.
          (a) Indemnification or contribution payments in respect of any Losses for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Losses are incurred, suffered or experienced upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Losses. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
          (b) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
          (c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article V, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.
     5.9 Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY, SHALL BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY-ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED COMPENSATORY DAMAGES) ARISING IN CONNECTION WITH THE TRANSACTIONS.
     5.10 Survival of Indemnities. The rights and obligations of each of Alon USA and Brands and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE 6
OTHER AGREEMENTS
     6.1 Further Assurances.
          (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.
          (b) Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Brands Assets and the assignment and assumption of the Brands Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.
          (c) On or prior to the Closing Date, Alon USA and Brands in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Alon USA, Brands or any other Subsidiary of Alon USA or Brands, as the case may be, to effectuate the transactions contemplated by this Agreement.
          (d) On or prior to the Closing Date, Alon USA and Brands shall take all actions as may be necessary to approve the stock-based employee benefit plan(s) of Brands in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.
     6.2 Confidentiality.
          (a) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Alon USA shall not, and shall cause the other members of the Alon USA Group and all of such members’ respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Alon USA Group) or use or otherwise exploit for its own benefit or for the benefit of any third party, any Brands Confidential Information. If any disclosures are made by a member of the Alon USA Group to its Representatives in connection with such Representatives providing services to any member of the Alon USA Group under this Agreement or any Transaction Document, then the Brands Confidential Information so disclosed shall be used only as required to perform the services. Alon USA shall, and shall cause the other members of the Alon USA Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Brands Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the Brands Business currently or formerly conducted, or proposed to be conducted, by any member of the Brands Group furnished

(including pursuant to Article IV) to or in possession of any member of the Alon USA Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the Alon USA Group that contain or otherwise reflect such information, material or documents is referred to herein as “Brands Confidential Information.” “Brands Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Alon USA Group or any of their Representatives not otherwise permissible hereunder (it being understood that disclosure of information provided to Alon USA pursuant to Article IV resulting from the use by Alon USA of such information for the purposes contemplated by Article IV shall be deemed to be permissible hereunder), (ii) such member of the Alon USA Group can demonstrate was or became available to such member of the Alon USA Group from a source other than Brands or its Affiliates, or (iii) is developed independently by such member of the Alon USA Group without reference to the Brands Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Alon USA Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Brands or any member of the Brands Group with respect to such information.
          (b) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Brands shall not, and shall cause the other members of the Brands Group and all of such parties’ respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Brands Group), or use or otherwise exploit for its own benefit or for the benefit of any third party, any Alon USA Confidential Information. If any disclosures are made by a member of the Brands Group to its Representatives in connection with such Representatives providing services to any member of the Brands Group under this Agreement or any Transaction Document, then the Alon USA Confidential Information so disclosed shall be used only as required to perform the services. Brands shall, and shall cause other members of the Brands Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Alon USA Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the Alon USA Group furnished to or in possession of any member of the Brands Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the Brands Group that contain or otherwise reflect such information, material or documents is referred to herein as “Alon USA Confidential Information.” “Alon USA Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Brands Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the Brands Group can demonstrate was or became available to such member of the Brands Group from a source other than Alon USA or its Affiliates, or (iii) is developed independently by such member of the Brands Group without reference to the Alon USA Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Brands Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Alon USA or any other member of the Alon USA Group with respect to such information.
          (c) If any member of the Alon USA Group or their respective Representatives, on the one hand, or any member of the Brands Group or their respective Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Brands Confidential Information or Alon USA Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the entity or person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Brands Confidential Information or Alon USA Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Authority.
     6.3 Insurance Matters.
          (a) Members of the Brands Group will continue to have coverage under Alon USA’s insurance program until the Trigger Date. Members of the Brands Group will pay retrospective premium adjustments under each such Insurance Policy based on their loss experience under the Insurance Policy and in accordance with Alon USA’s pricing methodologies. Except as otherwise set forth on Schedule 6.3, the members of the Brands Group will have coverage under all Insurance Policies with respect to periods prior to the Trigger Date in accordance with the terms of each such Insurance Policy. Alon USA and Brands agree to cooperate in good faith to provide for an orderly transition of insurance coverage leading up to the Trigger Date, and for the treatment of any Insurance Policies that will remain in effect following the Trigger Date on a mutually agreeable basis. Brands may cancel coverage under any Insurance Policy by written notice to Alon USA at least sixty (60) days prior to such cancellation. In no event shall Alon USA, any other member of the Alon USA Group or any Alon USA Indemnified Party have liability or obligation whatsoever to any member of the Brands Group if any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect or for any reason shall be unavailable or inadequate to cover any Liability of any member of the Brands Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. Alon USA shall provide notice to Brands promptly upon its becoming aware that any Insurance Policy has been terminated or is otherwise no longer in effect or is reasonably likely to be terminated or otherwise cease to be in effect.

          (b) (i) Except as otherwise provided in any Transaction Document, the parties intend by this Agreement that Brands and each other member of the Brands Group be successors-in-interest to all rights that any member of the Brands Group may have as of the Closing Date as a subsidiary, affiliate, division or department of Alon USA prior to the Closing Date under any policy of insurance issued to Alon USA by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the Brands Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Brands, Alon USA shall take all commercially reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Alon USA shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.
               (ii) Except as otherwise contemplated by any Transaction Document, after the Closing Date, none of Alon USA or Brands or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Brands and Alon USA will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.
          (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Alon USA Group in respect of any Insurance Policy or any other contract or policy of insurance.
          (d) Brands does hereby, for itself and each other member of the Brands Group, agree that no member of the Alon USA Group or any Alon USA Indemnified Party shall have any Liability whatsoever to Brands or any other member of the Brands Group as a result of the insurance policies and practices of Alon USA and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
          (e) Nothing in this Agreement shall be deemed to restrict any member of the Brands Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; provided that, Brands shall give Alon USA prompt written notice of any such insurance policy acquired prior to the Trigger Date.

     6.4 Allocation of Costs and Expenses.
          (a) Alon USA shall pay (or, to the extent incurred by and paid for by any member of the Brands Group, will promptly reimburse such member for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Alon USA or Brands, or any member of their respective Groups, on or prior to the Closing Date in connection with the Separation, including (i) the preparation and negotiation of this Agreement, each Transfer Document (unless otherwise expressly provided therein), and all other documentation related to the Separation, (ii) accounting and legal costs incurred in association with all internal restructuring undertaken as part of the Separation, (iii) the preparation and execution or filing of any and all other documents, certificates, deeds, titles, agreements, forms, applications or contracts associated with the Separation, and (iv) the preparation and filing of Brands’ and its Subsidiaries’ organizational documents.
          (b) Brands shall pay (or, to the extent incurred by and paid or by any member of the Alon USA Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Alon USA or Brands, or any member of their respective Groups, in connection with the Initial Public Offering and the other Transactions, except as otherwise provided in Section 6.4(a), including (i) the preparation, printing and filing of the IPO Registration Statement, (ii) compliance with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (iii) the preparation, printing and distribution of the Prospectus, (iv) the initial listing of the Common Stock on the New York Stock Exchange, (v) the fees and expenses of Grant Thornton LLP incurred in connection with the IPO Registration Statement and the Initial Public Offering, and (vi) the preparation (including the printing of documents) and implementation of Brands’ and its Subsidiaries’ employee benefit plans, retirement plans and equity-based plans, and (vii) the preparation and implementation of Brands’ and its Subsidiaries corporate governance programs and policies, financial reporting and internal controls and all other reporting requirements, programs, policies and functions required to be implemented by the Brands Group as a result of being a public company reporting to the SEC with equity securities listed on a national stock exchange.
     6.5 Covenants Against Taking Certain Actions Affecting Alon USA.
          (a) Brands hereby acknowledges and agrees that it shall not, without the prior written consent of Alon USA (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Alon USA or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of Brands Capital Stock. Without limiting the generality of the foregoing, Brands shall not, without the prior written consent of Alon USA (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Alon USA as a Brands stockholder in a manner not applicable to Brands stockholders generally.
          (b) Prior to the Trigger Date, to the extent that any member of the Alon USA Group is a party to any contract or agreement with a third party (i) that provides that certain actions of Alon USA’s Subsidiaries may result in Alon USA being in breach of or in default under such agreement and Alon USA has advised Brands, or Brands is otherwise aware, of the existence of such contract or agreement (or the relevant portions thereof), (ii) to which any member of the Brands Group is a party, or (iii) under which any member of the Brands Group has performed any obligations on or before the date hereof, Brands shall not take, and shall cause each other member of the Brands Group not to take, any actions that reasonably could result in any member of the Alon USA Group being in breach of or in default under any such contract or agreement. Brands hereby acknowledges and agrees that Alon USA has made available to Brands copies of each such contract or agreement (or the relevant portion thereof) in effect on the date hereof. The parties acknowledge and agree that, after the date hereof, Alon USA may in good faith (and not solely with the intention of imposing restrictions on Brands pursuant to this covenant) amend the referenced agreements or enter into additional contracts or agreements that provide that certain actions of any member of the Brands Group may result in Alon USA being in breach of or in default under such agreements; provided that, Alon USA shall notify and consult with Brands prior to entering into any such amendments or additional contracts or agreements to the extent that compliance therewith (x) could reasonably be expected to have a material adverse effect on any member of the Brands Group or (y) would discriminate in an adverse way in the treatment of members of the Brands Group as compared with Alon USA and its other Affiliates, and shall make available to Brands copies of such amendments or additional contracts or agreements.
     6.6 No Violations.
          (a) Brands acknowledges and agrees that it shall not, and shall cause the other members of the Brands Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Alon USA Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Alon USA Group; (iii) any credit agreement or other material instrument binding upon any member of the Alon USA Group; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Alon USA Group or any of its respective assets.
          (b) Alon USA acknowledges and agrees that it shall not, and shall cause the other members of the Alon USA Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Brands Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of Brands; (iii) any credit agreement or any other material instrument binding upon Brands; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Brands Group or any of the Brands Assets.
          (c) Nothing in this Agreement is intended to limit or restrict in any way Alon USA’s or its Affiliates’ rights as stockholders of Brands.
     6.7 Future Intercompany Transactions. All proposed intercompany transactions between Brands and Alon USA after the Closing Date, including any material amendments to the

Transaction Documents, and any consent or approval proposed to be granted by Brands for Alon USA’s benefit, in each case that would ordinarily be submitted for approval by the board of directors of Brands, will be subject to the approval of a majority of the independent directors (as defined under the applicable rules of any securities exchange on which shares of the Common Stock are listed) or of a committee consisting entirely of one or more independent directors of Brands.
     6.8 Board of Directors. Alon USA and Brands acknowledge and agree that prior to the Trigger Date, Brands may qualify as a “controlled company” under the New York Stock Exchange corporate governance standards because more than fifty percent (50%) of the voting power of Brands is held by an individual, a group or another company. With respect to composition of Brands’ board of directors and committees thereof, to the extent available, Brands shall utilize the exemptions for compliance with certain New York Stock Exchange corporate governance rules afforded a “controlled company,” including the requirements of Sections 303A.01, .04 and .05 of the New York Exchange corporate governance rules, or any successor rules, requiring (a) that a majority of the board of directors consist of independent directors, (b) that the board of directors have a nominating and corporate governance committee comprised entirely of independent directors with a written charter setting forth the committee’s purpose and responsibilities, (c) that the board of directors have a compensation committee comprised entirely of independent directors with a written charter setting forth the committee’s purpose and responsibilities, and (d) an annual performance evaluation of the nominating and corporate governance and compensation committees. Brands shall disclose its utilization of such exemptions and the basis for its determination that is a “controlled company” under Section 303A of the New York Stock Exchange corporate governance rules, or any successor rule, in its annual proxy statement to stockholders.
     6.9 Alon USA Policies. If a provision of Brands’ Charter or Bylaws or of any Transaction Document contradicts a policy of Alon USA or a member of the Alon USA Group, (the “Alon USA Policies”) that applies to Subsidiaries of Alon USA, such provision in Brands’ Charter or Bylaws or Transaction Document shall control. In any other case, and except as otherwise agreed or unless superseded by any policies adopted by the board of directors of Brands, the Alon USA Policies that apply to Subsidiaries of Alon USA shall apply to Brands and its Subsidiaries until the Trigger Date.
     6.10 Tax Matters. Notwithstanding any provision in this Agreement to the contrary, to the extent that any representations, warranties or covenants between Alon USA and Brands, and their respective Groups, with respect to Tax matters are set forth in the Tax Matters Agreement, including indemnification agreements and any tax sharing agreements and arrangements specifically identified in such agreements, such Tax matters shall be governed exclusively by such Tax agreements and not by this Agreement.
     6.11 Litigation.
          (a) Subject to Section 3.4, at the Closing Brands shall, and shall cause the other members of the Brands Group to assume those Actions relating in any material respect to the Brands Business in which one or more members of the Alon USA Group is a defendant or the party against whom any claim or investigation is directed (collectively, the “Assumed Actions”), including the Assumed Actions listed on Schedule 6.11(a).
          (b) Subject to Section 3.4, immediately following the Closing Alon USA shall, and shall cause the other members of the Alon USA Group to, assign and transfer the Transferred Actions to Brands, and Brands shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions relating primary to the Brands Business in which one or more members of the Alon USA Group is a plaintiff or claimant, all of which are listed on Schedule 6.11(b).
          (c) Subject to Section 3.4, immediately following the Closing Brands shall, and shall cause the other members of the Brands Group to, (i) diligently conduct, at its sole cost and expense, the defense of all Assumed Actions and all Existing Actions, (ii) except as may be provided in Section 6.3, bear all Losses relating to, arising out of or resulting from the Assumed Actions and the Existing Actions, and (iii) pay all fees and costs relating to the defense of the Assumed Actions and the Existing Actions, including attorneys’ fees and costs incurred after the Closing Date. “Existing Actions” means those Actions (other than Assumed Actions) in which Brands or any other member of the Brands Group has been named as a defendant or is the party against whom any claim or investigation is directed, including those listed on Schedule 6.11(c).
          (d) Notwithstanding anything in this Section 6.11 to the contrary, Alon USA shall have the right to participate in the defense of any Assumed Action and to be represented by attorneys of its own choosing and at its sole cost and expense. In no event shall Brands (or any other member of the Brands Group) settle or compromise any Assumed Action or Transferred Action without the express prior written consent of Alon USA unless (i) there is no finding or admission of any violation of any law or any violation of the rights of any Person by Alon USA or any other member of the Alon USA Group, (ii) there is no relief (either monetary or non-monetary) binding upon Alon USA or any other member of the Alon USA Group, and (iii) neither Alon USA nor any other member of the Alon USA Group has any Liability with respect to any such settlement or compromise.
          (e) Subject to Section 3.4, each of Alon USA and Brands agrees that at all times from and after the execution and delivery of the Underwriting Agreement by each of the parties thereto, if an Action is commenced by a third party naming both parties (or any member of its respective Group) as defendants thereto and with respect to which one party (or any member of its respective Group) is a nominal defendant, then the other party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.
          (f) Notwithstanding anything in this Section 6.11 to the contrary, the Actions set forth on Schedule 6.11(f) shall be handled in accordance with the terms, conditions and procedures set forth on such schedule.

ARTICLE 7
MISCELLANEOUS
     7.1 Corporate Power; Fiduciary Duty.
          (a) Each of Alon USA and Brands represents, as to itself, to the other as follows:
               (i) that it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
               (ii) this Agreement has been duly executed and delivered by it and each Transaction Document to which it is a party has been, or will be on or prior to the Closing Date, duly executed and delivered by it and upon execution and delivery, this Agreement and the other Transaction Documents will constitute a valid and binding agreement of it enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
          (b) Notwithstanding any provision of this Agreement or any Transaction Document, no member of the Alon USA Group and no member of the Brands Group shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of Brands or any non-wholly owned Subsidiary of Alon USA or Brands, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
     7.2 Governing Law. This Agreement (other than the provisions relating to Alon USA’s rights as a stockholder, which shall be governed by the laws of the State of Delaware) and, unless expressly provided therein, each other Transaction Document, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     7.3 Survival of Covenants. Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Separation and the Initial Public Offering and shall remain in full force and effect.
     7.4 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
     7.5 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):
If to any member of the Alon USA Group, to:
Alon USA Energy, Inc.
7616 LBJ Freeway
Suite 300
Dallas, Texas 75251
Attn: General Counsel
If to any member of the Brands Group, to:
Alon Brands, Inc.
7616 LBJ Freeway
Third Floor
Dallas, Texas 75251
Attn: General Counsel
     7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
     7.7 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto), together with the Transaction Documents and Transfer Documents, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

     7.8 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     7.9 Public Announcements. Alon USA and Brands shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     7.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     7.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     7.12 Counterparts. This Agreement may be executed in two or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed on the date first written above by their respective duly authorized officers.

ALON USA ENERGY, INC.

By:

Name:

Title:

ALON BRANDS, INC.

By:

Name:

Title: